================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A
                                (RULE 14A-101)
                   INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION
                 PROXY STATEMENT PURSUANT TO SECTION 14(a) OF
                     THE SECURITIES EXCHANGE ACT OF 1934

Filed by the registrant  /X/

Filed by a party other than the registrant  / /

Check the appropriate box:
/ /  Preliminary proxy statement
/X/  Definitive proxy statement
/ /  Definitive additional materials
/ /  Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                                 MEDEX, INC.
               (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                             ROBERT E. BOYD, JR.
                  (NAME OF PERSON(S) FILING PROXY STATEMENT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.
     (1) Title of each class of securities to which transaction applies:________

     (2) Aggregate number of securities to which transaction applies:___________

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:____________________________________

     (4) Proposed maximum aggregate value of transaction:_______________________

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:________________________________________________

     (2) Form, schedule or registration statement no.:__________________________

     (3) Filing party:__________________________________________________________

     (4) Date filed:____________________________________________________________

===============================================================================

                              [MEDEX INC. LOGO]

                               3637 LACON ROAD
                             HILLIARD, OHIO 43026

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                              NOVEMBER 15, 1995

To the Shareholders of Medex, Inc.

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Medex, Inc. will be held at Medex, Inc., 3701 Lacon Road, Hilliard, Ohio 43026, on the 15th day of November, 1995 at 9:00 A.M., Eastern Standard Time, for the following purposes:

     1. To elect three directors of the Company.

     2. To approve the appointment of Deloitte & Touche LLP as auditors for the year ending June 30, 1996.

     3. To transact such other business as may properly come before the meeting or any adjournment thereof.

     All shareholders of record on the books of the Company at the close of business September 25, 1995, shall be entitled to receive notice of and to vote at the Meeting.

     You are cordially invited to attend the Meeting in person.

     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND MAIL THE ENCLOSED PROXY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES. NO POSTAGE IS REQUIRED. IF YOU DECIDE LATER TO ATTEND THE MEETING, YOU MAY REVOKE YOUR PROXY AT THAT TIME AND VOTE YOUR SHARES IN PERSON.

                                                By Order of the Board of
                                                Directors

                                                C. Craig Waldbillig, Chairman

                                                Robert E. Boyd, Jr., Secretary
OCTOBER 18, 1995

                              [MEDEX INC. LOGO]

                               3637 LACON ROAD
                             HILLIARD, OHIO 43026

                           ------------------------

                               PROXY STATEMENT

                           ------------------------

                                   GENERAL

     This statement is furnished in regard to the Proxy enclosed with the Notice of Annual Meeting of Shareholders. The Proxy Statement and the enclosed Proxy will be first sent to shareholders of Medex, Inc. on or about October 18, 1995.

     The enclosed Proxy is solicited on behalf of the Board of Directors of Medex, Inc. (hereinafter "the Company") and the cost will be borne by the Company. Solicitation will be by mail, except that if necessary, regular employees of the Company, without additional compensation, may make solicitations by telephone, telegraph or in person. The Company has retained Georgeson & Company, Inc., New York, New York, to aid in the solicitation of proxies for a fee of approximately $5,000, plus expenses.

     The Board of Directors has fixed the close of business on September 25, 1995, as the record date for determining shareholders entitled to receive notice of and to vote at the Meeting.

     When the Proxies in the enclosed form are properly executed and returned, the shares they represent will be voted at the Meeting as specified therein. Any shareholder giving a Proxy has the power to revoke it at any time before it is voted at the Meeting by notifying the Secretary of the Company.

     On September 25, 1995, there were 6,164,485 shares of the Company's Common Stock issued and outstanding, each share being entitled to one vote. There were also 150,590 shares of Common Stock held in the Company's treasury which are not entitled to vote.

     Under Ohio law, in the election of directors, any shareholder may give written notice to the president, a vice-president or secretary of the Company, not less than 48 hours before the time fixed for the meeting, of his desire that the voting in the election of directors be cumulative and if an announcement of the giving of such notice is made by or on behalf of the shareholder giving such notice, upon the convening of the meeting, all shareholders shall have the right to cumulate their votes. In voting cumulatively, a shareholder may give one candidate that number of votes determined by multiplying the number of votes to which he is entitled by the number of directors to be elected, or he may distribute that number of votes among two or more candidates as he sees fit. Proxies given to the Board of Directors may in the Board's discretion be voted cumulatively.

     All voting shall be governed by the Code of Regulations and By-Laws of the Company and the law of the State of Ohio. A majority of the outstanding shares, represented in person or by Proxy, shall constitute a quorum at the Meeting of Shareholders. Shares as to which authority to vote is withheld and broker non-votes will be counted as present for quorum purposes. For purposes of the Election of Directors, the three directors having the greatest number of votes cast shall be elected. Shares as to which the authority to vote is withheld and broker non-votes are not counted toward the election of directors and, thus, will have no effect. Each other matter to be submitted to the shareholders at this meeting requires the affirmative vote of the majority of shares represented at the meeting. Therefore, on all matters other than the election of directors, abstentions and broker non-votes will have the same effect as votes cast against the proposal.

               BENEFICIAL OWNERSHIP OF THE COMPANY'S COMMON STOCK

     The following tables, together with the accompanying footnotes, describe the beneficial ownership of the Company's Common Stock, $.01 par value per share, as of September 25, 1995, of each person who at such date was known to be the beneficial owner of more than five percent of the total shares of Common Stock then issued and outstanding, each Director and nominee for Director individually, each of the executive officers named in the Summary Compensation Table who were currently employed by the Company, as of the above date, and all Officers and Directors of the Company as a group. The share figures shown below are based principally upon information supplied by the named individuals and group members described in the tables.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
-------------------------------------------------------------
                                  BENEFICIALLY     PERCENT
       NAME AND ADDRESS              OWNED         OF CLASS
-------------------------------------------------------------
SAFECO Corporation                    474,600(1)      7.70%
SAFECO Plaza
Seattle, Washington 96185

C. Craig Waldbillig                   439,548(2)      7.11%
1650 Dolphin Court
Naples, Florida 33962

Neuberger & Berman                    434,095(3)      7.04%
605 Third Avenue
New York, New York 10158
-------------------------------------------------------------


                        SECURITY OWNERSHIP OF MANAGEMENT
------------------------------------------------------------
                                  BENEFICIALLY     PERCENT
             NAME                    OWNED         OF CLASS
------------------------------------------------------------
Robert E. Boyd, Jr.                    79,870(4)(5)    1.29%
James L. Ginter                        33,383(4)          *
Bradley P. Gould                       40,400(6)          *
Thomas A. Helmrath, M.D.               21,867(4)          *
John N. Holscher                       28,000(4)          *
Thomas M. Jordan, Jr.                  24,000(4)          *
John B. Joyce, Jr.                     32,321(4)          *
Georg W. Landsberg                     15,540(7)          *
J. David Martino, M.D.                 29,514(4)(8)       *
Phillip D. Messinger                  143,593(9)      2.31%
William J. Post                        26,300(10)         *
Terry L. Sanborn                       59,977(11)         *
C. Craig Waldbillig                   439,548(2)      7.11%
All Directors and Officers
  as a group (22 persons)           1,103,340(12)    16.61%
------------------------------------------------------------

* less than 1%

      1. All information related to this shareholder is based upon a report on Form 13F filed with the SEC as of July 17, 1995. This figure includes 474,600 shares over which the holder has shared investment power.

      2. Includes 20,000 shares which Mr. Waldbillig has the right to acquire within sixty (60) days following September 25, 1995 upon the exercise of stock options. Includes 15,676 shares which Mr. Waldbillig has sole voting and investment power; 9,116 shares which Mr. Waldbillig shares such power with his wife; 344,439 shares held by the Charles Craig Waldbillig Trust; and 50,317 shares held by Mr. Waldbillig's wife's trust.

      3. All information related to this shareholder is based upon a report on Form 13F filed with the SEC as of July 31, 1995. This figure includes 434,095 shares over which the holder has shared investment power.

      4. Includes shares in the following amounts which the following Non-Employee Directors have a right to acquire within sixty (60) days following September 25, 1995 pursuant to the Non-Employee Director Restricted Stock Option
Plans: Mr. Boyd 36,088; Mr. Ginter 31,006; Dr. Helmrath 16,000; Mr. Holscher 28,000; Mr. Jordan 24,000; Mr. Joyce 30,775; and Dr. Martino 29,400.

      5. Includes 8,258 shares owned by Mr. Boyd's wife.

      6. Includes 36,900 shares which Mr. Gould has the right to acquire within sixty (60) days following September 25, 1995 upon the exercise of stock options.

      7. Includes 15,540 shares which Mr. Landsberg has the right to acquire within sixty (60) days following September 25, 1995 upon the exercise of stock options.

      8. Includes 114 shares of which Dr. Martino is custodian for his minor children.

      9. Includes 49,800 shares which Mr. Messinger has the right to acquire within sixty (60) days following September 25, 1995, upon the exercise of stock options; also includes 3,346 shares held by Mr. Messinger's wife.

     10. Includes 26,300 shares which Mr. Post has the right to acquire within sixty (60) days following September 25, 1995 upon the exercise of stock options.

     11. Includes 27,400 shares which Mr. Sanborn has the right to acquire within sixty (60) days following September 25, 1995 upon the exercise of stock options; also includes 3,231 shares in which Mr. Sanborn shares voting and investment power with his wife.

     12. Includes 479,659 shares which the directors and officers have the right to acquire within sixty (60) days following September 25, 1995, upon the exercise of stock options.

Unless otherwise indicated each person named above has sole voting and investment power over the listed shares.

                             SHAREHOLDER PROPOSALS

     Proposals of shareholders intended for inclusion in the proxy statement to be mailed to all shareholders entitled to vote at the next annual meeting of the Company must be received at the Company's principal executive offices not later than June 20, 1996. In order to curtail controversy as to the date on which a proposal was received by the Company, proponents should submit their proposals by Certified Mail - Return Receipt Requested.

                             ELECTION OF DIRECTORS

     Directors of the Company are elected at the Annual Meeting of Shareholders. The Company's Code of Regulations provides for nine directors of the Company. There are currently nine directors of the Company and following the election of directors at the Meeting there will be nine directors. The Board of Directors is divided into three classes of three directors each. In accordance with the Company's Code of Regulations, directors in each class will be nominated for election as directors to serve a three year term from the date of their election or in each case until their respective successors are duly elected and qualified. The directors standing for election herein are nominated for a full three year term. All of the nominees will be nominated for election as director to hold office until his or her successor is elected and qualified at the 1998 Annual Meeting or until his or her earlier resignation or removal. Mr. Boyd, Mr. Ginter and Mr. Holscher are all currently directors of the Company. At the present time it is intended that proxies received by management of the Company which contain no instructions to the contrary will be voted for the three nominated directors who are standing for election. In the event that any nominee becomes unavailable for election for any reason, an event which management does not anticipate, shares of Common Stock represented by proxies will be voted for any substitute nominees designated by the Board of Directors.


     Information concerning the directors and nominees for director is set forth below:
--------------------------------------------------------------------------------------------
                                             PRINCIPAL OCCUPATION                DIRECTOR
                                          DURING THE LAST FIVE YEARS          OF MEDEX, INC.
            NAME              AGE          AND OTHER DIRECTORSHIPS                SINCE:
--------------------------------------------------------------------------------------------

        NOMINEES FOR DIRECTOR FOR TERMS EXPIRING IN 1998

Robert E. Boyd, Jr.           69    Attorney at Law, Boyd & Boyd Co.,              1964
                                    L.P.A.; Secretary and General Counsel
                                    for the Company.

James L. Ginter               50    Professor, Marketing Department, Max           1986
                                    M. Fisher College of Business, The
                                    Ohio State University.

John N. Holscher(1)           70    Business Consultant; Adjunct Assistant         1989
                                    Professor, Max M. Fisher College of
                                    Business, The Ohio State University.

A proxy may not be voted for a greater number of nominees than are named.

        DIRECTORS WHOSE TERMS EXPIRE IN 1997

J. David Martino, M.D.        51    Physician; Chairman, Department of             1988
                                    Anesthesiology, Children's Hospital,
                                    Columbus, Ohio.

Phillip D. Messinger          59    Vice Chairman of the Board of                  1976
                                    Directors; prior to October 1995,
                                    President and Chief Executive Officer
                                    of the Company; prior to March 1993,
                                    Chief Operating Officer of the
                                    Company.

C. Craig Waldbillig(2)        69    Chairman of the Board of Directors;            1959
                                    prior to March 1993, Chief Executive
                                    Officer of the Company.

--------------------------------------------------------------------------------------------
                                             PRINCIPAL OCCUPATION                DIRECTOR
                                          DURING THE LAST FIVE YEARS          OF MEDEX, INC.
            NAME              AGE          AND OTHER DIRECTORSHIPS                SINCE:
--------------------------------------------------------------------------------------------

                DIRECTORS WHOSE TERMS EXPIRE IN 1996

Thomas A. Helmrath, M.D.      58    Physician; President and Chief                 1985
                                    Executive Officer, Physicians of the
                                    Ohio State University; from May 1993
                                    to April, 1994, Healthcare Systems
                                    Management Consultant; from February
                                    1991 until May 1993, Senior Vice
                                    President, Medical Affairs,
                                    MetroHealth System, Cleveland, Ohio
                                    and Associate Dean, School of
                                    Medicine, Case Western Reserve
                                    University; prior to February 1991
                                    served as Medical Director, Riverside
                                    Methodist Hospital, Columbus, Ohio.

John B. Joyce, Jr.            69    First Vice-President, Robert W. Baird          1987
                                    & Co., Incorporated, Columbus, Ohio,
                                    Members of New York Stock Exchange.

Thomas M. Jordan, Jr.         59    Certified Public Accountant,                   1990
                                    President, Thomas M. Jordan C.P.A.,
                                    Inc.

---------------

      (1) In accordance with the Company's By-Laws, the Board of Directors has by resolution waived the age restriction contained in said By-Laws as to Mr. Holscher's nomination and election as a director. Mr. Holscher has agreed, in writing, to resign at anytime upon the Board's identifying a suitable replacement, and being so requested in writing by a majority of the members currently constituting the Board of Directors.

      (2) Mr. Waldbillig is a director of Danninger Medical Technology, Inc.

     There are no family relationships between any director or executive officer and any other director or executive officer of the Company.

     There are no arrangements or understandings between any of the executive officers of the Company and other persons relating to their selection as officers.

     There have been no events under any bankruptcy act, no original proceedings, and no judgments or injunctions material to the evaluation of the ability and integrity of any director or executive officer during the past five years.

SECTION 16(A) COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's officers, directors and persons who are beneficial owners of more than ten percent of the Corporation's Common Stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required by Securities and

Exchange Commission regulations to furnish the Corporation with copies of all
Section 16(a) forms filed by them.

     Based on its review of the copies of Section 16(a) forms received by it, the Company believes that, during fiscal 1995, all reporting persons fully complied with the filing requirements applicable to such persons.

                            COMMITTEES AND MEETINGS

     During fiscal 1995, the Board of Directors had an Audit Committee, Executive Compensation Committee, Finance Committee, Pension Plan Administrative Committee, Stock Option Committee, Nominating Committee, and an Executive Committee. The Board of Directors approved amendments to the Company's By-Laws which, beginning in fiscal 1996, combined the Stock Option Committee, Pension Committee and Executive Compensation Committee and their functions into a single Executive Compensation Committee. The members of the Executive Compensation Committee are Mr. Joyce, Mr. Boyd, Dr. Helmrath and Mr. Holscher. A total of seven meetings of the Board of Directors of the Company were held during the fiscal year ended June 30, 1995. During fiscal 1995, all of the directors attended 75% or more of the total meetings of the Board and of committees of the Board on which they served, except for Dr. Martino who attended only 70% due to a brief illness.

     The Audit Committee recommends to the Board of Directors the selection of the independent accountants to be employed by the Company and reviews generally the scope of the audit and the results thereof. The Audit Committee reviews generally the Company's internal accounting controls with the auditors and reviews compliance with the Company's policy on non-audit services provided by the independent auditors. The members of the Audit Committee are Dr. Helmrath, Mr. Holscher and Mr. Jordan. The Committee met six times during the year ended June 30, 1995.

     The Executive Compensation Committee reviews and recommends to the Board of Directors, the compensation of directors and executive officers of the Company and reviews and recommends to the Board of Directors the adoption of any compensation plans in which directors and officers are eligible to participate. The members were Mr. Joyce, Dr. Helmrath and Mr. Holscher. The Committee met four times during the year ended June 30, 1995.

     The Finance Committee is responsible for formulating and presenting recommendations to the Board of Directors on investment policy, financial matters, capital structure and allocation, dividends, financing arrangements, financial planning, budgeting and undertaking such other duties and responsibilities relating to corporate finance as the Board of Directors may delegate to the Committee. The members of the Committee are Mr. Jordan, Mr. Waldbillig, Mr. Holscher and Mr. Messinger. The Committee met twice during the year ended June 30, 1995.

     The Stock Option Committee administers and interprets the Company's stock option plans except the Non-Employee Director Plans and, subject to the provisions of the plans, selects the employees who are to participate in such plans and determines the terms of their participation. The members were Mr. Boyd, Mr. Joyce, and Dr. Martino. The Committee met five times during the year ended June 30, 1995.

     The Pension Plan Administrative Committee administers and interprets the Company's Employees' Profit Sharing Plan and Trust Agreement, and acts as the "Administrative Commit-tee" under that Plan, and reports its operations and recommendations to the Board of Directors. The members were Mr. Ginter, Dr. Martino and Mr. Jordan. The Committee met once during the year ended June 30, 1995.

     The Nominating Committee is responsible for searching out and recommending to the Board of Directors, for nomination, new candidates for election to the Board. The Committee will consider nominees recommended by shareholders. Such recommendations should be made in writing, addressed to the Company's Secretary. The members are Mr. Joyce, Mr. Holscher and Mr. Messinger. The Committee met five times during the year ended June 30, 1995.

     The Executive Committee is authorized, when it is impractical or not in the best interest of the Company to wait until a Board of Director's meeting for approval, to approve contracts, obligations and transactions of the Company up to $350,000. In addition, the Executive Committee is responsible for choosing recipients for the Company's annual contributions to charities. The members are Mr. Ginter, Mr. Waldbillig, Mr. Messinger and Mr. Boyd. The Committee met six times during the year ended June 30, 1995.

                COMPENSATION OF DIRECTORS AND EXECUTIVE OFFICERS

                             DIRECTOR COMPENSATION

     Each Director of the Company receives $5,000 annually, plus $1,000 for each regular or special meeting of the Board they attend, plus $400 for each committee meeting attended by committee members and $500 for each committee meeting attended by the Committee Chairman.

     The Company's By-Laws provide for a non-employee directors' non-qualified defined benefit retirement plan. Retirement benefits are based on the current annual director's fee and years of service as a director with a maximum annual benefit of 50% of the current annual fee. The annual benefit is payable until death, or 50% of whole years of service, or a maximum of 10 years, whichever occurs first.

     The Company currently has three Non-Employee Director Restricted Stock Option Plans which were approved by the shareholders in November 1987, November 1989, and November 1993. The initial Plan provides for the one time grants of options to non-employee directors and directors emeritus. Plans II & III provide for the one time grant to non-employee directors of options to purchase shares of the common stock of the Company. The Company has reserved 384,315 shares of its common stock for issuance under the Plans. Options are granted at prices equal to the fair market value at the date of grant and expire ten years from the date of grant. The options are exercisable at the date of grant subject to certain passage of time vesting restrictions contained in the Plans. The Plans are to remain in effect for ten years from the date of their approval by the Board of Directors. During fiscal 1995, no options were granted to non-employee directors.

     During fiscal 1993, the Company entered into a Non-Competition and Consulting Contract with Mr. Waldbillig, a Director, Chairman of the Board and former Chief Executive Officer of the Company. Under the terms of the Contract, Mr. Waldbillig agreed not to engage in any activity or business that is in competition with the Company for a three year period that began on July 1, 1993 and to provide consulting services to the Company. In exchange for Mr. Waldbillig's agreement not to compete and to provide consulting services, the Company will pay Mr. Waldbillig the sum of $220,000 per year over the three year period. In addition, the contract provides that the Company, during the term of the agreement, will keep in force and continue to pay the premiums on all split dollar life insurance policies owned by the parties on the life of Mr. Waldbillig. During fiscal 1995, the Company paid Mr. Waldbillig $220,000 pursuant to the terms of the Agreement and paid $8,466 representing the P.S.58, and yearly renewable term portion of the split-dollar life insurance premiums.

                           INDEMNIFICATION AGREEMENTS

     The Company is party to an indemnity agreement (the "Indemnity Agreement") with each of the directors and Bradley P. Gould, CEO which provides that the indemnitee will be entitled to receive indemnification, including advancement of expenses, to the full extent permitted by law for all expenses, judgments, fines, penalties and settlement payments incurred by the indemnitee in actions brought against the indemnitee in connection with any act taken in the indemnitee's capacity as a director or executive officer of the Company. In the event of a change of control, the Indemnity Agreement provides for the appointment of independent legal counsel to determine whether a director or executive officer is entitled to indemnity. It also requires the Company to maintain its current level of directors' and officers' liability insurance for so long as the indemnitee may be subject to any possible, threatened or pending action, unless the cost of such insurance is more than 150% of the annualized rate of premiums paid by the Company in Fiscal 1995. Additionally, pursuant to the Indemnity Agreement, the Company retains subrogation rights to recover any payments paid by a third party to the indemnitee. The Indemnity Agreement is binding on the Company and any successors thereto.

                             EXECUTIVE COMPENSATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

     The following table sets forth information for fiscal years ended June 30, 1995, 1994 and 1993 as to compensation paid by the Company and its subsidiaries, to the Company's Chief Executive Officer and its four other most highly compensated executives for services to the Company.


                           SUMMARY COMPENSATION TABLE
---------------------------------------------------------------------------------------------
                                    ANNUAL COMPENSATION
                         -----------------------------------------     LONG TERM
                                                            OTHER     COMPENSATION      ALL
                                                           ANNUAL        AWARDS        OTHER
                                                           COMPEN-    ------------    COMPEN-
  NAME AND PRINCIPAL               SALARY       BONUS      SATION       OPTIONS       SATION
       POSITION          YEAR       ($)        ($)(2)      ($)(3)         (#)         ($)(4)
---------------------------------------------------------------------------------------------
Phillip D. Messinger     1995      204,000           0        --         17,300       20,572
President,               1994      198,421      52,323        --         20,000       15,592
Chief Executive          1993      192,835      36,731        --          2,500       18,916
Officer(1)

Bradley P. Gould         1995      242,004      67,000        --          9,900          120
Senior Vice President,   1994      195,137      30,874        --          9,000           55
European                 1993      191,070           0        --         40,000          628
Operations(1)

Terry L. Sanborn         1995      178,167           0        --          9,900        4,912
Executive Vice           1994      160,750      42,389        --         10,000        4,518
President, Chief         1993      112,350      21,365        --          1,500        5,120
Operating Officer

William J. Post          1995      143,000           0        --         19,900        1,240
Senior Vice President,   1994      100,750      26,568     244,849       45,000          143
Sales and                1993           --          --        --             --           --
Marketing(5)

Georg W. Landsberg       1995      141,302      56,464        --          3,300          117
Vice President,          1994           --          --        --             --           --
European                 1993           --          --        --             --           --
Operations(6)
--------------------------------------------------------------------------------

     (1) Mr. Gould was elected Chief Executive Officer in October, 1995.

     (2) Amounts shown include cash compensation earned by the named executive during the year covered.

     (3) The aggregate amount of such compensation to be reported herein is less than either $50,000 or 10% of the total of annual salary and bonuses reported for the named executive officer except for Mr. Post. The amount shown for Mr. Post includes: $239,449 for payments and reimbursements associated with moving and relocation expenses, including gross-up payments to offset the effect of income taxes; and $5,400 for car allowance.

     (4) The following items were included under the heading "All Other Compensation":

          (a) The executive officers of the Company, excluding Mr. Gould and Mr. Landsberg, participate in the Company's deferred profit sharing plan and trust agreement together with substantially all of the other full-time domestic employees of the Company. Contributions to the plan are paid from the profits of the Company at the discretion of the Board of Directors of the Company. The amounts in the table include: Mr. Messinger $4,534; Mr. Sanborn $3,526; and Mr. Post $0 paid in fiscal year 1995.

          (b) During fiscal 1995, the following matching contributions were made to the Company's deferred 401(k) savings plan accounts of: Mr. Sanborn $1,130; and Mr. Post $1,090.

          (c) The following Split Dollar Life Insurance benefits, representing the P.S.58 portion of the insurance premiums, were paid on behalf of the following persons: Mr. Messinger $1,858; Mr. Gould $120; Mr. Sanborn $256; Mr. Post $150; and Mr. Landsberg $117.

          (d) Directors fees of $14,180 were received by Mr. Messinger during fiscal 1995.

     (5) Information is only provided for fiscal years 1995 and 1994. Mr. Post became an executive officer of the Company in fiscal 1994.

     (6) Information is only provided for fiscal year 1995. Mr. Landsberg became an executive officer of the Company in fiscal 1995.

     Each of the executive officers named in the Summary Compensation Table, with the exception of Georg W. Landsberg, have entered into an employment agreement with the Company. Each agreement becomes operative only upon a change of control, as defined in the agreement, that occurs when the officer is in the employ of the Company. If a change in control occurs and the officer's employment with the Company is involuntarily terminated within one year thereafter, the officer becomes entitled to the severance benefits described below. Likewise, the officer shall be entitled to the severance benefits if he in good faith determines that his status or responsibilities with the Company have been diminished subsequent to a change in control and shall for that reason resign within one year after such change in control. Upon such termination the officer shall be entitled to receive (i) cash equal to two times his annual salary paid in equal installments over a 24 month period, (ii) cash in the amount equal to two times his previous year's incentive compensation benefit,
(iii) 24 months of continued coverage under the Company's hospital, medical, accident, disability and life insurance plans, or the cash equivalent thereof, and (iv) a paid-up annuity equal to what the officer would have received under the Company's defined contribution profit sharing plan. The officer is not required to mitigate the amount of any payments by seeking other employment. The Company must pay all legal fees, up to $500,000, incurred by the officer as a result of such officer's seeking to enforce the agreement. There have been no payments pursuant to said agreements.

     The Company has executed a Letter of Employment with Mr. Post which provides for reimbursement of moving and relocation costs associated with Mr. Post's move from California to Ohio and also provides for a minimum of nine months severance pay upon the involuntary termination of his employment by the Company.

     The following tables reflect: (i) the number and value of options granted in fiscal 1995 to the individuals named in the Summary Compensation Table; and
(ii) the aggregate exercises and number and value of exercisable and unexercisable options at June 30, 1995.

                       OPTION GRANTS IN LAST FISCAL YEAR
-------------------------------------------------------------------------------------------------------
                            INDIVIDUAL GRANTS
--------------------------------------------------------------------------      POTENTIAL REALIZABLE
                                      % OF TOTAL                               VALUE AT ASSUMED ANNUAL
                                       OPTIONS                                  RATES OF STOCK PRICE
                                      GRANTED TO    EXERCISE                   APPRECIATION FOR OPTION
                          OPTIONS     EMPLOYEES     OR BASE                            TERM(2)
                          GRANTED     IN FISCAL      PRICE      EXPIRATION    -------------------------
          NAME            (#)(1)         YEAR        ($/SH)        DATE           5%            10%
-------------------------------------------------------------------------------------------------------
Phillip D. Messinger      17,300         12.9%       $13.75      08/24/99      $  65,720      $ 145,225
Bradley P. Gould           9,900          7.4%       $13.75      08/24/99      $  37,609      $  83,106
Terry L. Sanborn           9,900          7.4%       $13.75      08/24/99      $  37,609      $  83,106
William J. Post            9,900          7.4%       $13.75      08/24/99      $  37,609      $  83,106
                          10,000          7.5%       $10.00      02/24/00      $  27,628      $  61,051
Georg W. Landsberg         3,300          2.5%       $17.25      11/16/99      $  15,727      $  34,753
-------------------------------------------------------------------------------------------------------

     (1) Granted under the Executive Stock Option Plan, in which the participants, the timing of grants, and the amount of options granted are in the discretion of the Stock Option Committee subject to terms and conditions of the Plan. Under the Plan, options are granted at prices equal to the fair market value at the date of grant and are exercisable six months after date of grant. Options expire after five years from date of grant.

     (2) The amounts represent certain assumed rates of appreciation only, and assume the options are held until their expiration date. Actual gains, if any, on stock option exercises will be dependent upon overall market conditions and on the future performance of the Company and its Common Stock. There can be no assurance that the Potential Realizable Values reflected in this table will be achieved.

                                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                                       AND FISCAL YEAR-END OPTION VALUES
-------------------------------------------------------------------------------------------------------------
                                                                                            VALUE OF
                                                                                           UNEXERCISED
                                                               NUMBER OF                  IN-THE-MONEY
                           SHARES                             UNEXERCISED                  OPTIONS AT
                          ACQUIRED                            OPTIONS AT                   FY-END ($)
                             ON            VALUE        FY-END (#)EXERCISABLE/            EXERCISABLE/
         NAME            EXERCISE(#)    REALIZED($)          UNEXERCISABLE              UNEXERCISABLE(1)
-------------------------------------------------------------------------------------------------------------
                                                       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
Phillip D. Messinger         2,000        $ 2,000            53,300/10,000                $  20,000/-0-
Bradley P. Gould               900        $ 6,525            39,650/16,000                $   9,000/-0-
Terry L. Sanborn               650        $   650             29,050/5,000                $  10,000/-0-
William J. Post                -0-            -0-            29,900/21,000                $  35,000/-0-
Georg W. Landsberg             -0-            -0-             15,540/1,800                $4,240/$1,800
-------------------------------------------------------------------------------------------------------------

     (1) Based on the 1995 fiscal year-end closing price of $12.50 per share and rounded to the nearest whole dollar.

EXECUTIVE COMPENSATION REPORT AND PERFORMANCE GRAPH

     Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate future filings, including this Proxy Statement, in whole or in part, the following Committee Report and the information under "COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN" shall not be incorporated by reference into any such filings.

            COMBINED REPORT OF THE COMPANY'S EXECUTIVE COMPENSATION
                      COMMITTEE AND STOCK OPTION COMMITTEE

     Salary and bonus compensation of the Company's executive officers were determined by the Executive Compensation Committee of the Board of Directors. Long-term incentive compensation in the form of stock options under the Company's Employee Stock Option plans were awarded and administered by the Stock Option Committee of the Board of Directors. The Committees were composed entirely of directors who are not employees of the Company. Following review and approval by the Compensation Committee, recommendations pertaining to executive salary, bonus and other forms of compensation, except stock option awards, are submitted for approval to the full Board of Directors.

  EXECUTIVE COMPENSATION PHILOSOPHY

     The purpose of the Company's compensation program is to attract and retain qualified executive officers by providing a total compensation package which is competitive with comparable companies in the health care manufacturing industry and to also provide the incentives to create short-term and long-term improvements in the Company's earnings and net return on shareholders' equity.

     During fiscal 1995, the Board of Directors with the assistance of an independent compensation consultant began implementation of a revised compensation program designed to: establish competitive salary, bonus and long-term incentive compensation programs, attribute a greater percentage of compensation to specific company performance goals and establish appropriate linkage between executive compensation and creation of shareholder value.

     Base salaries for the CEO and executive officers were set by the Committee based upon individual performance evaluations, the individual executives' responsibilities, the general overall performance of the Company and a comparison with compensation of other employers within and outside the Company's industry with a similar number of employees and revenues.

     The base salary rates for the CEO and all but three of the executive officers were not increased during fiscal 1995.

     During fiscal 1995, the Company began the implementation of a revised cash incentive bonus compensation program designed to provide additional compensation opportunities which are aligned with the Company's performance. The amount of incentive compensation is based upon performance in three separate areas:

     1. Corporate business results primarily tied to total Company operating income return on assets employed, with an adjustment based upon revenue versus budget (target.)

     2. Business unit performance primarily tied to business unit profitability, modified by business unit revenue versus budget (target.)

     3. Executive performance based primarily upon review of each individual executives' performance in terms of specific objectives as well as identified competencies.

     These measures are weighed differently for different positions and in particular for the CEO whose incentive compensation is tied primarily to the overall corporate business results. Target award levels are established for each position with actual award amounts based upon actual performance levels attained on the three measures. The program is designed so that, upon achieving maximum performance, up to 40% of an executive officers' annual cash compensation would be incentive (performance) based. To date, Mr. Gould and Mr. Landsberg were the only executive officers to receive incentive bonus compensation for fiscal 1995.

     In addition, the domestic executive officers, along with substantially all the other full-time domestic employees, participate in the Company's Deferred Defined Contribution Profit Sharing Plan. Contributions to each participating executive officer and all other participating employees are determined based upon salary and years of service to the Company and are paid, at the discretion of the Board of Directors, from profits of the Company calculated upon a formula directly related to the adjusted operating profit of the Company.

  LONG-TERM INCENTIVES

     Although the incentive compensation and profit sharing plan in which the executive officers participate are tied to current performance and profitability, the Company has found that they also provide longer term incentives since future compensation for officers will continue to be based in part on the incentive compensation program and profit sharing plan, thus providing incentives to maintain the long-term profitability of the Company.

     Long-term incentives are also provided under the Company's Stock Option Plans. The Company views stock options as particularly appropriate long-term incentives because stock options align the interests of the employee/option holder with those of the shareholder by providing value to the employee that is tied directly to stock price increases. During fiscal 1995, the Company's shareholders approved the 1994 Executive Stock Option Plan in which all of the Company's executive officers participate. The Company's executive officers also participate in the Company's Administrative Incentive Plan II, and the Key Employee Non-Statutory Stock Option Plan. All options granted under these plans are granted at 100% of the market value on the date of grant. Options granted under the Key Employee Plan vest 20% per year subject to certain Company wide and operating division performance goals, established in advance by the Stock Option Committee, based upon the net sales and net income.

     During fiscal 1995, because of the failure to attain the performance goals established by the Stock Option Committee, no executive officers' Key Employee Plan options vested with the exceptions of Mr. Gould and Mr. Landsberg whose operating division met its performance goals.

     In fiscal 1995, the Stock Option Committee awarded options from the Executive Stock Option Plan to the CEO and other executive officers of the Company. See "Option Grants in Last Fiscal Year" for grants to CEO and "Named Executive Officers."

     The Board of Directors has approved amendments to the Company's By-Laws which, beginning in fiscal 1996, combines the Stock Option Committee, Pension Committee and

Executive Compensation Committee of the Board of Directors into a single Executive Compensation Committee, with Mr. Joyce, Mr. Boyd, Dr. Helmrath and Mr. Holscher as its members.

  BASIS FOR CHIEF EXECUTIVE OFFICER COMPENSATION

     Like the other executive officers of the Company, the Chief Executive Officer's base salary was determined by the Compensation Committee and recommended to the Board of Directors based upon: the individual performance evaluation of the Chief Executive Officer by the Committee; the overall performance of the Company (as opposed to specific financial performance criteria for the Company); and a comparison of CEO salaries for comparable companies in the general and health care manufacturing industries. Mr. Messinger's base salary rate was not increased in fiscal 1995 and Mr. Messinger did not earn any incentive bonus compensation for fiscal 1995, primarily as a result of the financial performance of the Company during fiscal 1995.

  TAX DEDUCTIBILITY OF COMPENSATION

     Under Section 162(m) of the Internal Revenue Code of 1986, compensation paid to certain executive officers in excess of $1 million may be non-deductible, unless it is performance-based compensation or is otherwise exempt under law or applicable regulations. The Company will continue to review its existing compensatory plans in light of this section and the regulations issued thereunder but has not established a policy with respect to the changes in the law effected by Section 162(m). The Company intends for the Executive Stock Option Plan, approved by the shareholders in fiscal 1995, to qualify for the exemption as "performance based compensation." No compensation paid to any executive officer by the Company to date has exceeded $1 million and it is not anticipated that compensation paid for the current fiscal year will exceed said limit.

THE EXECUTIVE COMPENSATION COMMITTEE                  THE STOCK OPTION COMMITTEE

John B. Joyce, Jr., Chairman                       Robert E. Boyd, Jr., Chairman

Thomas A. Helmrath, M.D.                                      John B. Joyce, Jr.

John N. Holscher                                          J. David Martino, M.D.

                COMPARISON OF FIVE YEAR CUMULATIVE TOTAL RETURN

     The following graph compares the five year cumulative return from investing $100 at June 30, 1990 in the Company's Common Shares, the NASDAQ Market Index of companies and the S & P Medical Products and Supplies Index, with dividends assumed to be reinvested.

                                                  S & P MEDI-
      Measurement Period           MEDEX IN-      CAL PROD &     NASDAQ STOCK
    (Fiscal Year Covered)         CORPORATED         SUPL          MRKT - US
6/90                                       100             100             100
6/91                                       163             133             106
6/92                                       162             152             127
6/93                                        96             124             160
6/94                                        83             120             162
6/95                                        91             184             215

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     During the last fiscal year, the Executive Compensation Committee consisted of Mr. Joyce, Dr. Helmrath and Mr. Holscher. The Stock Option Committee consisted of Mr. Boyd, Mr. Joyce and Dr. Martino.

     Mr. Robert E. Boyd, Jr., who serves on the Stock Option Committee, is a Director and Secretary (non-employee) of the Company, and a member of the law firm of Boyd & Boyd Co., L.P.A. Boyd & Boyd Co., L.P.A. serves as legal counsel to the Company and rendered legal services in the amount of $294,358 during the last fiscal year.

                            RATIFICATION OF AUDITORS

     The Board of Directors has selected the firm of Deloitte & Touche LLP, independent public accountants, to audit the financial statements of the Company and its subsidiaries for the year ending June 30, 1996. Deloitte & Touche LLP has been serving as auditors of the Company since the Company's incorporation in 1959. The Board of Directors recommends that the shareholders ratify its selection of Deloitte & Touche LLP and, accordingly, management will offer the following resolution at the Annual Meeting.

     RESOLVED, that the appointment by the Board of Directors of Deloitte & Touche LLP, Certified Public Accountants, to audit the financial statements of the Company and its subsidiaries for the year ending June 30, 1996, be and hereby is ratified and approved.

     It is anticipated that representatives of Deloitte & Touche LLP will be present at the meeting to respond to appropriate questions and will have an opportunity, if they desire, to make a statement.

                                 OTHER MATTERS

     At the Meeting, the minutes of the preceding annual meeting of the shareholders will be read and approved as to form. There will also be received at the Meeting the annual financial statements, as required by law, and the reports of the President and other officers. It is not contemplated that any action will be taken constituting approval or disapproval of any matters referred to in these financial statements or reports.

     The management knows of no other business constituting a proper subject for action by the shareholders which will be represented for consideration at the Meeting. However, if any other business shall come before the Meeting, the Proxy Committee will vote said proxy in respect to any such business in accordance with their best judgment.

     The 1995 Annual Report to Shareholders which includes Financial Statements and information concerning the Company operations during Fiscal 1995, accompanies this Proxy Statement. The Company's Annual Report on Form 10-K for the fiscal year ended June 30, 1995, including the financial statements and schedules thereto which is filed with the Securities and Exchange Commission as well as any other filings with the Commission, interim reports and additional information about the Company and its products can be obtained without charge. Requests should be sent to:

                               Investor Relations
                               MEDEX, INC.
                               3637 Lacon Road
                               Hillard, Ohio 43026
                               614-529-3899 (Telephone)
                               614-876-8356 (Fax)

C. Craig Waldbillig, Chairman
Robert E. Boyd, Jr., Secretary
October 18, 1995

PROXY             FOR NOVEMBER 15, 1995               Proxy is Solicited By
                  ANNUAL MEETING OF SHAREHOLDERS     the Board of Directors

[MEDEX INC. LOGO] 3637 Lacon Road
                  Hilliard, Ohio 43026

The undersigned acknowledges receipt of the Notice and Proxy Statement dated October 18, 1995, and hereby appoints as the Proxy Committee, C. Craig Waldbillig, Robert E. Boyd, Jr., and Phillip D. Messinger, or a majority of them or any of them acting singly in the absence of the others, with full power of substitution, the attorneys and proxies of the undersigned at the Annual Meeting of Shareholders of Medex, Inc., to be held at Medex, Inc., 3701 Lacon Road, Hilliard, Ohio 43026, November 15, 1995, at 9:00 A.M. Eastern Standard Time and at adjournments thereof, and thereat to vote the shares which the undersigned would be entitled to vote if personally present:

1. Election of Directors for the terms as detailed in the Proxy Statement. / / For all nominees listed below.
      / / Withhold authority to vote for all nominees listed below:

      Robert E. Boyd, Jr.; James L. Ginter; John N. Holscher

INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below:
----------------------------------------------------------------------------



                                        Continued and to be signed on other side


--------------------------------------------------------------------------------


2. To approve the selection of Deloitte & Touche LLP as auditors for the year ending June 30, 1996.
      / / FOR    / / AGAINST    / / ABSTAIN

3. In their discretion, the proxies are authorized to vote upon such other business as may come before the meeting or any adjournment thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 and 2.

                                        Signature(s) should agree with name(s)
                                        as printed on this proxy.
                                        If signing as attorney, executor,
                                        administrator, trustee, or guardian,
                                        please give your full title as such.
                                        Please date, sign and return promptly in the enclosed envelope.

                                        DATE                              , 1995
                                            ------------------------------

                                        ----------------------------------------
                                                       Signature


                                        ----------------------------------------
                                               Signature if held jointly